CARTER LEDYARD & MILBURN LLP
                          2 WALL STREET
                       NEW YORK, NY 10005




                        December 20, 2007



The Bank of New York,
 as Trustee of FT 1597
101 Barclay Street
New York, New York 10286

Attention: Rosalia A. Koopman
           Managing Director

      Re:                     FT 1597

Ladies and Gentlemen:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in the series identified as FT 1597 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated December 9, 2003, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, FTP Services LLC, as FTPS Unit Servicing Agent, and The Bank of New York as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the factual assumptions and the matters of law set forth therein. We have assumed that the assets of the Trust will consist exclusively of debt securities, equity securities in entities classified as corporations for federal income tax purposes, or a combination thereof.

     Based upon the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation under the relevant tax laws of the State and City of New York, and accordingly will not be subject to the New York

     State  franchise  tax  (New  York  State  Consolidated  Laws
Chapter 60, Article 9-A) or the New York City general corporation tax (New York Administrative Code Title 11, Chapter 6, Subchapter
2).

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-147788) filed with the
Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                               Very truly yours,




                               CARTER LEDYARD & MILBURN LLP